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                                                                                                                  Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 28, 1995, AND FOR THE
                                       THIRTEEN WEEKS ENDED APRIL 29, 1995, AND APRIL 30, 1994


                                                          13 Weeks Ended                         Fiscal Year Ended
                                                      April 29,    April 30,   Jan. 28,   Jan. 29,   Jan. 30,   Feb. 1,      Feb. 2,
                                                        1995         1994        1995       1994       1993        1992       1991

Earnings Available for Fixed Charges:
Pretax earnings from continuing
   operations                                          $    191     $    188   $  1,296   $  1,178   $    791   $    796   $    762
Fixed charges (excluding interest
   capitalized and pretax preferred
   stock dividend requirements)                              97           93        377        381        432        474        421
Dividends on ESOP Preference Shares                          (7)          (7)       (28)       (29)       (29)       (30)       (30)
Capitalized interest amortization                             1            1          4          4          3          3          3
                                                            282          275      1,649      1,534      1,197      1,243      1,156

Fixed Charges:
Gross interest expense (a)                             $     74     $     71   $    290   $    297   $    341   $    388   $    347
Interest factor attributable to
   rent expense                                              27           24        102         94         94         92         83
Other (b)                                                     -            -          -          -          4          8          5
                                                            101           95        392        391        439        488        435

Ratio of Earnings to Fixed Charges                          2.8          2.9        4.2        3.9        2.7        2.6        2.7


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.

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